EXHIBIT 99.1


[FASTCOMM LOGO]

             FASTCOMM COMMUNICATIONS COMPLETES ITS VOLUNTARY FILING
                            PETITION UNDER CHAPTER 11

DULLES, VA - May 3, 2002 -- FastComm Communications (OTC BB: FSCX) today announced that it has filed a voluntary petition under Chapter 11of the U.S. Bankruptcy Act. The filing was made in the United States Bankruptcy Court for the Eastern District of Virginia and was assigned case #02-82177. In connection with this matter, the Company retained the bankruptcy firm of Tyler, Bartl, Gorman and Ramsdell who filed the petition on FastComm's behalf.

Among the reasons cited by the Company for the filing was the eroding demand for telecom equipment coupled with the weak economy, and cancellation or postponement of projects by major telecommunications equipment vendors.

FastComm will continue operations during this process including delivering and supporting existing and new products, resale partners, and customers. No changes in management or operations is expected or contemplated. The filing acts as an automatic stay of all lawsuits previously filed against the Company.

ABOUT FASTCOMM

FastComm Communications www.fastcomm.com is a complete signaling, voice and data system solution provider, offering innovative signaling interoperability solutions that include support for SS7, C7, C5, R1, R2, and DTMF. FastComm also provides advanced IP and data solutions over Frame Relay such as voice/data Integrated Access Devices (IADs), IBM data center products and protocol converters specifically designed for Unisys environments.

Forward-looking statements are made in this release pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. Investors are cautioned that all forward looking statements are subject to risk and uncertainties, including, without limitation, the timing of new announcements or introductions by the company and its competitors, the hiring and retention of key employees, competitive pricing pressure, dependence on third parties for components and products, and general economic conditions in the United States and international markets, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. To request a data sheet of any FastComm product, please contact the Company via phone (703) 318-7750; Fax (703) 787-4625; e-mail info@fastcomm.com; or visit FastComm on the World Wide Web at www.fastcomm.com. The Company's Form 8K relating to this transaction will be filed within 15 days and will be available at www.sec.gov/edgar.htm.

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FastComm Contact:
Mark Rafferty
Chief Financial Officer
703-318-4303
mrafferty@fastcomm.com


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